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                                                                   EXHIBIT 11.1

                          GLOBAL ELECTION SYSTEMS INC.
                         Computation of Per-Share Income
                              Treasury Stock Method

                                                  Period Ended         Period Ended
                                                December 31, 1998    December 31, 1997

                                                   Six Months           Six Months

Weighted average number of share outstanding       18,483,264           15,519,577

Total common and common equivalent shares          20,123,699           16,864,440

Net Income (Loss) for the period                 $   (954,353)        $  1,555.878

Weighted average number of share outstanding       18,482,440           15,519,577

Earnings per share - basic                       $      (0.05)        $       0.10

Net Income (Loss) for the period                 $   (954,353)        $  1,555,878

Total common and common equivalent shares          20,124,107           17,969,577

Earnings per share - fully diluted               $        N/A         $       0.09

Earnings per share:

Basic earnings per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding for the period.

Fully diluted earnings per share is computed by dividing the net income for the period by the common and common equivalent shares outstanding for the period.